Exhibit 99.1

Supernus Pharmaceuticals to Announce Second Quarter 2025 Financial Results and Host Conference Call and Webcast on August 5, 2025

ROCKVILLE, Md., July 22, 2025 - Supernus Pharmaceuticals, Inc. (Nasdaq: SUPN), a biopharmaceutical company focused on developing and commercializing products for the treatment of central nervous system (CNS) diseases, today announced that the Company expects to report financial and business results for the second quarter of 2025 after the market closes on Tuesday, August 5, 2025.

Jack Khattar, President and CEO, and Tim Dec, Senior Vice President and CFO, will host a conference call to present the second quarter 2025 financial and business results on Tuesday, August 5, 2025 at 4:30 p.m. ET. Following management’s prepared remarks and discussion of business results, the call will be open for questions.

A live webcast will be accessible in the Events & Presentations section of the Company’s Investor Relations website at www.supernus.com/investors.

Participants may also pre-register any time before the call here. Once registration is completed, participants will be provided a dial-in number with a personalized conference code to access the call. Please dial in 15 minutes prior to the start time.

Following the live call, a replay will be available on the Company's Investor Relations website at www.supernus.com/investors. The webcast will be available on the Company’s website for 60 days following the live call.

About Supernus Pharmaceuticals, Inc.

Supernus Pharmaceuticals is a biopharmaceutical company focused on developing and commercializing products for the treatment of central nervous system (CNS) diseases.

Our diverse neuroscience portfolio includes approved treatments for attention-deficit hyperactivity disorder (ADHD), dyskinesia in Parkinson’s disease (PD) patients receiving levodopa-based therapy, hypomobility in PD, epilepsy, migraine, cervical dystonia, and chronic sialorrhea. We are developing a broad range of novel CNS product candidates including new potential treatments for epilepsy, depression, and other CNS disorders.

For more information, please visit www.supernus.com.

Forward-Looking Statements

This press release includes forward-looking statements. These statements do not convey historical information but relate to predicted or potential future events that are based upon management's current expectations. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. In addition to the factors mentioned in this press release, such risks and uncertainties include, but are not limited to, the risk that the proposed acquisition of Sage by Supernus may not be completed; the possibility that competing offers or acquisition proposals for Sage will be made; the delay or failure of the tender offer conditions to be satisfied (or waived), including insufficient shares of Sage common stock being tendered in the tender offer; the failure (or delay) to receive the required regulatory approvals of the proposed acquisition; the possibility that prior to the completion of the transactions contemplated by the acquisition agreement, Supernus’ or the Sage’s business may experience significant disruptions due to transaction related uncertainty; the effects of disruption from the transactions of Sage’s business and the fact that the announcement and pendency of the transactions may make it more difficult to establish or maintain relationships with employees, manufactures, suppliers, vendors, business partners and distribution channels to patients; the occurrence of any event, change or other circumstance that could give rise to the termination of the acquisition agreement; the risk that stockholder litigation in connection with the proposed transaction may result in significant costs of defense, indemnification and liability; the failure of the closing conditions set forth in the acquisition agreement to be satisfied or waived; Supernus’ ability to sustain and increase its profitability; Supernus’ ability to raise sufficient capital to fully implement its corporate strategy; the implementation of Supernus’ corporate strategy; Supernus’ future financial performance and projected expenditures; Supernus’ ability to increase the number of prescriptions written for each of its products, the products of its subsidiaries, and products acquired through the acquisition of Sage; Supernus’ ability to increase its net revenue from its products, the products of its subsidiaries, and products acquired through the acquisition of Sage; Supernus’ ability to commercialize its products including Qelbree; Supernus’ ability to enter into future collaborations with pharmaceutical companies and academic institutions or to obtain funding from government agencies; Supernus’ product research and development activities, including the timing and progress of Supernus’ clinical trials, and projected expenditures; Supernus’ ability to receive, and the timing of any receipt of, regulatory approvals to develop and commercialize Supernus’ product candidates; Supernus’ ability to protect its intellectual property and operate its business without infringing upon the intellectual property rights of others; Supernus’ expectations regarding federal, state and foreign regulatory requirements; the therapeutic benefits, effectiveness and safety of Supernus’ product candidates; the accuracy of Supernus’ estimates of the size and characteristics of the markets that may be addressed by its product candidates; Supernus’ ability to increase its manufacturing capabilities for its products and product candidates; Supernus’ projected markets and growth in markets; Supernus’ product formulations and patient needs and potential funding sources; Supernus’ staffing needs; and other risk factors set forth from time to time in Supernus’ filings with the Securities and Exchange Commission made pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended. Supernus undertakes no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

CONTACTS:

Jack A. Khattar, President and CEO
Timothy C. Dec, Senior Vice President and CFO
Supernus Pharmaceuticals, Inc.
(301) 838-2591

or

INVESTOR CONTACT:
Peter Vozzo
ICR Healthcare
(443) 213-0505
peter.vozzo@icrhealthcare.com